**ROSS MILLER**
**Secretary of State**
**204 North Carson Street, Ste 1**
**Carson City, Nevada 89701-4299**
**(775) 684 5708**
**Website: secretaryofstate.biz**

# Certificate of Designation

**(PURSUANT TO NRS 78.1955)**

| Filed in the office of | Document Number 20070410803-65 |
|---|---|
| /s/ Ross Miller | Filing Date and Time 06/14/2007 11:05 AM |
| Ross Miller Secretary of State State of Nevada | Entity Number E0220442006-8 |

**USE BLACK INK ONLY - DO NOT HIGHLIGHT**

**ABOVE SPACE IS FOR OFFICE USE ONLY**

## Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Franklin Tower Enterprises, Inc.

**2. By resolution of the board of directors pursuant to a provision in the articles of incorporation. this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.**

There be and hereby is authorized and created a series of preferred stock, hereby designated as the Series A Convertible preferred stock, consisting of 5,000,000 shares of Series A Convertible Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such articles of incorporation and in addition thereto, those set forth on the attachment hereto.

3. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

4. Officer Signature (Required): **X** /s/ Kelly Fan, President

**Filing Fee: $175.00**

**IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.**

*This form must be accompanied by appropriate fees.*

ATTACHMENT TO THE
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
FRANKLIN TOWERS ENTERPRISES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation) is Franklin Towers Enterprises, Inc.

2. The articles of incorporation of the Corporation authorizes issuance of 5,000,000 shares of preferred stock, par value $0.001 per share, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation.

3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of convertible Preferred Stock:

RESOLVED, that there be and hereby is authorized and created a series of preferred stock, hereby designated as the Series A Convertible Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such articles of incorporation and in addition thereto, those following:

(a) DESIGNATION AND AMOUNT. The preferred stock subject hereof shall be designated Series A Convertible Preferred Stock ("Series A Preferred"), and the number of shares constituting Series A Preferred shall be five million (5,000,000). No other shares of preferred stock shall be designated as Series A Preferred stock.

(b) DIVIDENDS. The holders of the shares of Series A Preferred shall be entitled to receive dividends, on an as-converted basis when, as, and if paid on the common stock.

(c) CONVERSION. Each share of Series A Preferred shall, at the option of the holder thereof, at any time and from time to time, be convertible into ten and 576/1,000 (10.576) shares of fully paid and non-assessable shares of common stock of the Corporation. The conversion right of the holders of Series A Preferred Stock shall be exercised by the surrender of the certificates representing shares to be converted to the Corporation or its transfer agent for

the Series A Preferred, accompanied by written notice electing conversion. No additional consideration or any other action need to be taken in order to effectively convert the Series A Preferred to the common stock of the Corporation. Immediately prior to the close of business on the date the Corporation receives written notice of conversion, each converting holder of Series A Preferred shall be deemed to be the holder of record of common stock issuable upon conversion of such holder's Series A Preferred notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such common stock shall not then be actually delivered to such person.

(d) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION, MERGERS, CONSOLIDATIONS or SALES OF ASSETS. If the common stock issuable upon conversion of the Series A Preferred shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, stock split, or otherwise, the conversion rate shall, concurrently with the effectiveness of such reorganization or reclassification, stock split, or other event, be proportionately adjusted so that the Series A Preferred shall be convertible into, in lieu of the number of shares of common stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of common stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.

(e) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding

shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(g) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its shareholders $0.01 per share plus an amount equal to any accumulated and unpaid dividends and distributions in preference to the holders of, and before any payment or distribution is made on, any Common Stock.

(h) OTHER RESTRICTIONS. There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

(i) VOTING. Except as otherwise provided herein or by law, each holder of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class). The holders of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and applicable law. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(j) OTHER PREFERENCES. The shares of the Series A Preferred shall have no other preferences, rights, restrictions, or

qualifications, except as otherwise provided by law or the articles of incorporation of the Corporation.